Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160


                   SILGAN HOLDINGS DECLARES QUARTERLY DIVIDEND


STAMFORD, CT, August 6, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has declared a quarterly cash dividend on its common stock. The Board of Directors approved a $0.17 per share quarterly cash dividend, payable on September 15, 2008 to the holders of record of common stock of the Company on August 29, 2008.

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Silgan Holdings is a leading  manufacturer of consumer goods packaging  products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.


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